QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of The Commission Only (As Permitted By Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Section 14a-12
BUTLER MANUFACTURING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        On April 26, 2004, Butler Manufacturing Company ("Butler") issued the following press release announcing that Institutional Shareholder Services continues to recommend that Butler stockholders vote to approve the BlueScope merger agreement. In addition, the press release indicates that the Delaware Chancery Court, after hearing arguments on April 23, 2004 from the parties in connection with the purported class action complaint filed by a purported shareholder against Butler, denied plaintiff's application for a temporary restraining order to enjoin the April 27, 2004 meeting of Butler stockholders to consider and vote upon the BlueScope merger.

Arthur Schmidt & Associates, Inc.		for: BUTLER MANUFACTURING COMPANY
Tel	(516) 767-7676	(NYSE:BBR)
Fax	(516) 767-7177
Email:	asa@arthurschmidt.com	FOR IMMEDIATE RELEASE

CONTACT:	John Holland Chairman and CEO (816) 968-3255

ISS Reaffirms Recommendation
that Butler Stockholders Vote FOR BlueScope Merger

        KANSAS CITY, April 26, 2004—In a briefing issued late Friday afternoon, Institutional Shareholder Services ("ISS"), one of the nation's leading independent proxy voting advisors, has reiterated its recommendation that stockholders of Butler Manufacturing Company ("Butler") [NYSE:BBR] vote FOR the approval and adoption of the merger with BlueScope Steel Limited ("BlueScope").

        After reviewing the April 22 press release issued by Robertson-Ceco Corporation ("RCC"), ISS advised its clients that the latest RCC proposal "still represents a somewhat complex multi-party transaction that is contingent on various factors and has an open-ended timeline, as compared to the certain and legally binding BlueScope transaction."

        Further, ISS also advised that the latest RCC disclosures "do not change our analysis" and "we continue to recommend that Butler shareholders vote FOR the BlueScope merger agreement."

        Additionally, on April 23, after hearing arguments from the parties, the Delaware Chancery Court denied an application for an expedited hearing on a motion by a purported Butler stockholder for a temporary restraining order to delay the Butler stockholder meeting. The motion was part of a putative class action case filed on April 16 against Butler, Butler's individual directors and BlueScope, seeking to enjoin Butler's proposed merger with BlueScope.

        As a result of the Court's ruling, Butler stockholders will meet as scheduled on Tuesday, April 27, to vote on the proposed BlueScope merger. Stockholders of record as of March 19 are eligible to vote at the meeting.

        Commenting on these matters, John Holland, Chairman and Chief Executive Officer of Butler, said, "I am very pleased by these two positive developments, particularly the validation by ISS of the Board's continued recommendation to vote for the BlueScope merger. Our stockholders still have time today to vote in favor of the merger and take advantage of the $22.50 per share cash payment that will be available if the merger is approved by Butler stockholders."

        Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.

The information and opinions contained in this release have been furnished and approved by Butler Manufacturing Company. We are retained by them as investor relations counsel.

QuickLinks

ISS Reaffirms Recommendation that Butler Stockholders Vote FOR BlueScope Merger